Exhibit 3.8(a)
CHARTER
OF
ORTHOLINK ASC CORPORATION
          The undersigned person, having capacity to contract and acting as the incorporator of a corporation for profit under the Tennessee Business Corporation Act, hereby adopts the following Charter for such corporation:
     1. The name of the corporation is: OrthoLink ASC Corporation.
     2. The corporation’s initial registered office is located at 30 Burton Hills Boulevard, Suite 300, Nashville, Tennessee 37215, Davidson County. The initial registered agent at that office is Dale L. Stegall.
     3. The name and address of the incorporator is Dale L. Stegall, 30 Burton Hills Boulevard, Suite 300, Nashville, Tennessee 37215.
     4. The address of the principal office of the corporation shall be 30 Burton Hills Boulevard, Suite 300, Nashville, Tennessee 37215.
     5. The corporation is for profit.
     6. The corporation is authorized to issue One Thousand (1,000) shares of common stock, no par value.
     7. The business and affairs of the corporation shall be managed by a Board of Directors:
          a. The number of directors and their term shall be specified in the Bylaws of the corporation;
          b. Whenever the Board of Directors is required or permitted to take any action by vote, such action may be taken without a meeting on written consent setting forth the action so taken, signed by all of the directors, indicating each signing director’s vote or abstention. The affirmative vote of the number of directors that would be necessary to authorize or to take such action at a meeting is an act of the Board of Directors;

          c. Any or all of the directors may be removed with cause by a majority vote of the entire Board of Directors.
     8. To the fullest extent permitted by the Tennessee Business Corporation Act as the same may be amended from time to time, a director, officer or incorporator of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty in such capacity. If the Tennessee Business Corporation Act is amended, after approval by the shareholders of this provision, to authorize corporate action further eliminating or limiting the personal liability of a director, officer or incorporator then the liability of a director, officer or incorporator of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Section 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director, officer or incorporator of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.
     9. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or incorporator of the corporation or is or was serving at the request of the corporation as a director, officer, manager or incorporator of another corporation or as a partner or trustee of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager or incorporator or in any other capacity while serving as a director, officer, manager or incorporator, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Tennessee Business Corporation Act, as the same may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including but not limited to counsel fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, manager or incorporator and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section 9 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an Indemnitee shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such Indemnitee, to

ARTICLES OF AMENDMENT TO THE CHARTER
OF
ORTHOLINK ASC CORPORATION

     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, OrthoLink ASC Corporation, a Tennessee corporation, adopts the following Articles of Amendment to its charter:
1.	The name of the corporation is OrthoLink ASC Corporation.

2.	The text of the amendments adopted is:
A.	The principal address of the corporation shall be and hereby is as follows:

103 Powell Court Suite 350 Brentwood, Tennessee 37027 Williamson County

B.	The address of the registered agent and registered office shall be changed to:

Dale L. Stegall 103 Powell Court Suite 350 Brentwood, Tennessee 37027 Williamson County

3.	After these changes, the street addresses of the registered office and the business office of the registered agent will be identical.

4.	The corporation is a for-profit corporation.

5.	The amendment was duly adopted on March 31, 1998 by the Board of Directors of the corporation.

6.	These Articles of Amendment to the Charter shall be effective when filed with the Tennessee Secretary of State

Dated: March 31, 1998	ORTHOLINK ASC CORPORATION
	By:	/s/ Dale L. Stegall
Dale L. Stegall, Secretary